Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces First Quarter Earnings

Annapolis, MD (April 27, 2016) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $907,000 or $0.03 per share for the first quarter of 2016, a slight increase from net income of $865,000 or $0.03 per share for the first quarter 2015. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization. Severn’s loan portfolio also experienced a moderate increase from year end results, and non-performing assets and loan delinquencies continue to be at very low levels.

“We continue to make headway in our goal to increase earnings,” stated Alan J. Hyatt, President and Chief Executive Officer. Mr. Hyatt continued, “Our day to day commitment to enhancing the community and increasing shareholder value is starting to show some results. We have a lot of positive activity recently with the termination of agreements with our regulators and our announced private placement of shares of common stock. Severn is poised for growth and success in our ambitions to be the bank of choice for residents and businesses of Anne Arundel County.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $760 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Summary Operating Results:
Interest income	$7,504	$7,582	$7,932	$7,779	$7,860
Interest expense	2,269	2,264	2,284	2,243	2,201
Net interest income	5,235	5,318	5,648	5,536	5,659
Provision for loan losses	-	(480)	-	100	100
Net interest income after provision for loan losses	5,235	5,798	5,648	5,436	5,559
Non-interest income	1,221	1,409	1,469	2,332	900
Non-interest expense	5,549	6,127	5,838	6,368	5,593
Income before income tax provision	907	1,080	1,279	1,400	866
Income tax provision	-	2	52	35	1
Net income	$907	$1,078	$1,227	$1,365	$865
Net income available to common shareholders	$313	$484	$633	$772	$270
Per Share Data:
Basic earnings per share	$0.03	$0.05	$0.06	$0.08	$0.03
Diluted earnings per share	$0.03	$0.05	$0.06	$0.08	$0.03
Average basic shares outstanding	10,088,879	10,088,879	10,088,879	10,088,549	10,070,796
Average diluted shares outstanding	10,128,251	10,133,663	10,116,060	10,113,295	10,093,251

Performance Ratios:
Return on average assets	0.12%	0.14%	0.16%	0.18%	0.11%
Return on average equity	1.07%	1.28%	1.47%	1.65%	1.05%
Net interest margin	3.07%	3.10%	3.20%	3.16%	3.22%
Efficiency ratio*	85.25%	89.43%	80.17%	80.27%	86.26%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	March 31, 2016	December 31, 2015	As of September 30, 2015	June 30, 2015	March 31, 2015

Balance Sheet Data:
Total assets	$765,434	$762,079	$773,977	$781,923	$781,628
Total loans receivable	601,288	598,414	597,061	611,823	627,591
Allowance for loan losses	(8,633)	(8,758)	(8,689)	(8,944)	(8,964)
Net loans	592,655	589,656	588,372	602,879	618,627
Deposits	524,733	523,771	536,646	544,112	546,535
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	86,885	86,456	85,876	85,145	84,275
Bank's Tier 1 core capital to total assets	15.0%	14.9%	14.5%	14.1%	14.0%
Book value per share	$5.97	$5.93	$5.87	$5.80	$5.71

Asset Quality Data:
Non-accrual loans	$8,274	$8,974	$8,778	$10,107	$13,317
Foreclosed real estate	1,737	1,744	1,919	2,092	2,211
Total non-performing assets	10,011	10,718	10,697	12,199	15,528
Total non-accrual loans to net loans	1.4%	1.5%	1.5%	1.7%	2.2%
Total non-accrual loans to total assets	1.1%	1.2%	1.1%	1.3%	1.7%
Allowance for loan losses	8,633	8,758	8,689	8,944	8,964
Allowance for loan losses to total loans	1.4%	1.5%	1.5%	1.5%	1.4%
Allowance for loan losses to total non-accrual loans	104.3%	97.6%	99.0%	88.5%	67.3%
Total non-performing assets to total assets	1.3%	1.4%	1.4%	1.6%	2.0%
Non-accrual troubled debt restructurings (included above)	1,327	1,329	1,835	2,128	2,620
Performing troubled debt restructurings	23,934	24,386	24,449	25,591	26,175
Loan to deposit ratio	114.6%	114.3%	111.3%	112.4%	114.8%